UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 14, 2010

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 14, 2010, Authentidate Holding Corp. (the “Company”) conducted the closing of the transaction contemplated by the previously announced purchase agreement between Authentidate Holding Corp. (the “Company”) and Star Advisors, LLC (the “Purchaser”), acting on behalf of Astria Solutions Group, LLC (“Astria”), pursuant to which the Company sold certain non-core assets, including the Company’s land and building in Schenectady, New York, for a total purchase price of approximately $2.4 million. Net proceeds to the Company are approximately $2.35 million, after payment of expenses and brokerage commissions in connection with the transaction. As previously reported, Astria acquired the Company’s Document Management and Systems Integration businesses in June 2007 and is currently the tenant of the building sold to the Purchaser. Under the purchase agreement, the Company also disposed of the $2.0 million seven-year 8.5% note issued by Astria to the Company in connection with Astria’s purchase of the acquired businesses from the Company in June 2007 and the balance of deferred receivables related to such businesses. As reported in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the three months ended March 31, 2010, the land and building is classified in the Company’s financial statements as assets held for sale and the note and deferred receivables are fully reserved and have net carrying values of zero.

The foregoing summary of the purchase agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement. The Company issued a press release announcing the closing of this transaction on July 19, 2010, a copy of which is annexed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

	By:	/s/ O’Connell Benjamin
	Name:	O’Connell Benjamin
	Title:	President

Date: July 19, 2010

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release

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